UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                                (Amendment No.  )


                        Montage Technology Group Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0125 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G6209T105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Tim O'Brien
                     c/o Pine River Capital Management L.P.
                               601 Carlson Parkway
                                    Suite 330
                              Minnetonka, MN 55305
			       p. (612) 238-3300
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 August 5, 2014
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

CUSIP No. G6209T105
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Pine River Capital Management L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware, United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     1,781,100

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     1,781,100

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,781,100

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.3%


14.  TYPE OF REPORTING PERSON

     IA, PN

CUSIP No. G6209T105
           --------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brian Taylor

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     1,781,100

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     1,781,100

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,781,100

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES



13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.3%

14.  TYPE OF REPORTING PERSON

     IN

CUSIP No. G6209T105
          ---------

--------------------------------------------------------------------------------
Item 1.  Security and Issuer.

     The name of the issuer is Montage Technology Group Limited, a Cayman Islands corporation (the 'Issuer'). The address of the Issuer's principal executive offices is Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai, 200233 The People's Republic of China.

     This schedule relates to the Issuer's Common Stock, par value $0.0125 per share ('Shares').

--------------------------------------------------------------------------------
Item 2.  Identity and Background.

     (a-c, f) This Schedule 13D is being filed by Pine River Capital Management L.P., a Delaware limited partnership (the 'Investment Manager') and Brian Taylor, the managing member of Pine River Capital Management LLC, the general partner of the Investment Manager (the 'Managing Member')
(each a 'Reporting  Person' and collectively the 'Reporting  Persons').

     The principal business address of the Investment Manager and the Managing Member is located at 601 Carlson Parkway, Suite 330,
Minnetonka,  MN 55305, United States of America.

     (d) Brian Taylor has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

--------------------------------------------------------------------------------
Item 3.  Source and Amount of Funds or Other Consideration.

     As of the date hereof, Pine River Capital Management L.P. was deemed the beneficial owner of 1,781,100 shares of the Issuer's Shares.

     As of the date hereof, Brian Taylor was deemed the beneficial owner of 1,781,100 shares of the Issuer's Shares.

     No borrowed funds were used to purchase the Shares, other than any borrowed funds used for working capital purposes in the ordinary course of business.

--------------------------------------------------------------------------------
Item 4. Purpose of Transaction.

     The Reporting Persons acquired the Shares for investment purposes and in the ordinary course of business, pursuant to investment strategies, including merger arbitrage and event driven strategies, because the Reporting Persons believed that the Shares, when purchased, represented an attractive investment opportunity.

     On June 11, 2014, Montage Technology Group Limited (the "Company"), a Cayman Islands exempted company, entered into an Agreement and Plan of Merger with Shanghai Pudong Science and Technology Investment Co., Ltd., a People's Republic of China limited liability company ("Parent"), providing for the merger of a to be formed merger subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of a to be formed Cayman Islands exempted company, which will be a subsidiary of Parent.

     The Reporting Persons expect to review from time to time their investment in the Issuer and may, depending on the market and other conditions:
(i) purchase additional Shares, options or related derivatives in the open market, in privately negotiated transactions or otherwise and (ii) sell all or a portion of the Shares, options or related derivatives now beneficially owned or hereafter acquired by them. Also, consistent with their investment intent, the Reporting Persons may engage in communications with, among others, one or more shareholders of the Issuer, one or more officers of the Issuer and/or one or more members of the board of directors of the Issuer regarding the Issuer, including its operations, governance and control.

     Except as set forth above, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of
Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

--------------------------------------------------------------------------------
Item 5.  Interest in Securities of the Issuer.

     (a, b) As of the date hereof, Pine River Capital Management L.P. was deemed to be the beneficial owner of 1,781,100 Shares, or 6.3% of the Shares of the Issuer, based upon the 28,201,684 Shares issued and outstanding as of June 24, 2014, according to the proxy statement included in the 8-K filed July 1, 2014.

     Pine River Capital Management L.P. had the sole power to vote or direct the vote of 0 Shares to which this filing relates; shares the power to vote or direct the vote of the 1,781,100 Shares; had the sole power to dispose or direct the disposition of 0 Shares; and shares the power to dispose or direct the disposition of the 1,781,100 Shares to which this filing relates.

     Pine River Capital Management L.P. specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

     (a, b) As of the date hereof, Brian Taylor was deemed to be the beneficial owner of 1,781,100 Shares, or 6.3% of the Shares of the Issuer, based upon the 28,201,684 Shares issued and outstanding as of June 24, 2014, according to the proxy statement included in the 8-K filed July 1, 2014.

     Brian Taylor had the sole power to vote or direct the vote of 0 Shares to which this filing relates; shares the power to vote or direct the vote of the 1,781,100 Shares; had the sole power to dispose or direct the disposition of 0 Shares; and shares the power to dispose or direct the disposition of the 1,781,100 Shares to which this filing relates.

     Brian Taylor specifically disclaims beneficial ownership in the Shares reported herein except to the extent of its pecuniary interest therein.

     The Shares were acquired for investment purposes. The Reporting Persons may acquire additional Shares, dispose of all or some of these Shares from time to time, in each case purchased in a private transaction with the Issuer, block sales or purchases or otherwise, or may continue to hold the Shares. Moreover, the Reporting Persons may engage in any or all of the items discussed in Item 4 above.

     (c) See Exhibit B for schedule of transactions.

     (d) Inapplicable

     (e) Inapplicable

--------------------------------------------------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Reporting Persons do not have any contract, arrangement, understanding or relationship with any person with respect to the Shares.

--------------------------------------------------------------------------------
Item 7.  Material to be Filed as Exhibits.

     Exhibit A:  Joint Filing Agreement
     Exhibit B:  Schedule of Transactions in the Shares of the Issuer

--------------------------------------------------------------------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             August 14, 2014
                                  ----------------------------------------
                                                 (Date)


                                 Pine River Capital Management L.P.

                                 By: Pine River Capital Management LLC,
                                     General Partner

                                 By: /s/ Brian Taylor
                                 -----------------------------------------------
                                 Name: Brian Taylor
                                 Title: Managing Member of the General Partner

                                 /s/ Brian Taylor
                                 -----------------------------------------------
                                 Brian Taylor

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13D, dated August 14, 2014 relating to the Common Stock, $0.0125 par value of Montage Technology Group Limited shall be filed on behalf of the undersigned.


                                 Pine River Capital Management L.P.

                                 By: Pine River Capital Management LLC,
                                     General Partner

                                 By: /s/ Brian Taylor
                                 -----------------------------------------------
                                 Name: Brian Taylor
                                 Title: Managing Member of the General Partner


                                 /s/ Brian Taylor
                                 -----------------------------------------------
                                 Brian Taylor

                             Exhibit B


              TRANSACTIONS IN THE SHARES OF THE ISSUER
                       DURING THE PAST 60 DAYS

The following table sets forth all transactions in the Shares effected by any of the Reporting Persons during the past
60 days.

Trans   Quantity   Price        Trade Date      Settlement Date
Type

Buy 	500	   21.0006	16-Jun-14	19-Jun-14
Buy 	500	   21.0006	16-Jun-14	19-Jun-14
Buy 	2800	   21.0006	16-Jun-14	19-Jun-14
Buy 	1200	   21.0006	16-Jun-14	19-Jun-14
Buy 	500	   20.9013	17-Jun-14	20-Jun-14
Buy 	500	   20.9013	17-Jun-14	20-Jun-14
Buy 	1200	   20.9013	17-Jun-14	20-Jun-14
Buy 	2800	   20.9013	17-Jun-14	20-Jun-14
Buy 	300	   20.9102	17-Jun-14	20-Jun-14
Buy 	720	   20.9102	17-Jun-14	20-Jun-14
Buy 	300	   20.9102	17-Jun-14	20-Jun-14
Buy 	1680	   20.9102	17-Jun-14	20-Jun-14
Buy 	500	   20.7847	18-Jun-14	23-Jun-14
Buy 	500	   20.7847	18-Jun-14	23-Jun-14
Buy 	1200	   20.7847	18-Jun-14	23-Jun-14
Buy 	300	   20.793	18-Jun-14	23-Jun-14
Buy 	2800	   20.7847	18-Jun-14	23-Jun-14
Buy 	300	   20.793	18-Jun-14	23-Jun-14
Buy 	720	   20.793	18-Jun-14	23-Jun-14
Buy 	1680	   20.793	18-Jun-14	23-Jun-14
Buy 	500	   20.7603	18-Jun-14	23-Jun-14
Buy 	500	   20.7603	18-Jun-14	23-Jun-14
Buy 	1200	   20.7603	18-Jun-14	23-Jun-14
Buy 	2800	   20.7603	18-Jun-14	23-Jun-14
Buy 	250	   20.6738	19-Jun-14	24-Jun-14
Buy 	250	   20.6738	19-Jun-14	24-Jun-14
Buy 	600	   20.6738	19-Jun-14	24-Jun-14
Buy 	1400	   20.6738	19-Jun-14	24-Jun-14
Buy 	240	   20.6668	19-Jun-14	24-Jun-14
Buy 	240	   20.6668	19-Jun-14	24-Jun-14
Buy 	576	   20.6668	19-Jun-14	24-Jun-14
Buy 	1344	   20.6668	19-Jun-14	24-Jun-14
Buy 	180	   20.6386	19-Jun-14	24-Jun-14
Buy 	180	   20.6386	19-Jun-14	24-Jun-14
Buy 	432	   20.6386	19-Jun-14	24-Jun-14
Buy 	1008	   20.6386	19-Jun-14	24-Jun-14
Buy 	340	   20.6131	19-Jun-14	24-Jun-14
Buy 	340	   20.6131	19-Jun-14	24-Jun-14
Buy 	816	   20.6131	19-Jun-14	24-Jun-14
Buy 	1904	   20.6131	19-Jun-14	24-Jun-14
Buy 	400	   20.6692	19-Jun-14	24-Jun-14
Buy 	960	   20.6692	19-Jun-14	24-Jun-14
Buy 	400	   20.6692	19-Jun-14	24-Jun-14
Buy 	2240	   20.6692	19-Jun-14	24-Jun-14
Buy 	240	   20.7123	20-Jun-14	25-Jun-14
Buy 	240	   20.7123	20-Jun-14	25-Jun-14
Buy 	576	   20.7123	20-Jun-14	25-Jun-14
Buy 	1344	   20.7123	20-Jun-14	25-Jun-14
Buy 	60	   20.6633	20-Jun-14	25-Jun-14
Buy 	60	   20.6633	20-Jun-14	25-Jun-14
Buy 	144	   20.6633	20-Jun-14	25-Jun-14
Buy 	336	   20.6633	20-Jun-14	25-Jun-14
Buy 	10	   20.62	20-Jun-14	25-Jun-14
Buy 	10	   20.62	20-Jun-14	25-Jun-14
Buy 	56	   20.62	20-Jun-14	25-Jun-14
Buy 	24	   20.62	20-Jun-14	25-Jun-14
Buy 	390	   20.7382	20-Jun-14	25-Jun-14
Buy 	936	   20.7382	20-Jun-14	25-Jun-14
Buy 	390	   20.7382	20-Jun-14	25-Jun-14
Buy 	2184	   20.7382	20-Jun-14	25-Jun-14
Buy 	250	   20.6846	23-Jun-14	26-Jun-14
Buy 	250	   20.6846	23-Jun-14	26-Jun-14
Buy 	1400	   20.6846	23-Jun-14	26-Jun-14
Buy 	600	   20.6846	23-Jun-14	26-Jun-14
Buy 	250	   20.6592	23-Jun-14	26-Jun-14
Buy 	250	   20.6592	23-Jun-14	26-Jun-14
Buy 	600	   20.6592	23-Jun-14	26-Jun-14
Buy 	1400	   20.6592	23-Jun-14	26-Jun-14
Buy 	487	   20.6174	23-Jun-14	26-Jun-14
Buy 	487	   20.6174	23-Jun-14	26-Jun-14
Buy 	1168	   20.6174	23-Jun-14	26-Jun-14
Buy 	2723	   20.6174	23-Jun-14	26-Jun-14
Buy 	20	   20.665	24-Jun-14	27-Jun-14
Buy 	48	   20.665	24-Jun-14	27-Jun-14
Buy 	20	   20.665	24-Jun-14	27-Jun-14
Buy 	112	   20.665	24-Jun-14	27-Jun-14
Buy 	33	   20.689	24-Jun-14	27-Jun-14
Buy 	33	   20.689	24-Jun-14	27-Jun-14
Buy 	80	   20.689	24-Jun-14	27-Jun-14
Buy 	189	   20.689	24-Jun-14	27-Jun-14
Buy 	250	   20.691	26-Jun-14	1-Jul-14
Buy 	250	   20.691	26-Jun-14	1-Jul-14
Buy 	600	   20.691	26-Jun-14	1-Jul-14
Buy 	399	   20.663	26-Jun-14	1-Jul-14
Buy 	1400	   20.691	26-Jun-14	1-Jul-14
Buy 	957	   20.663	26-Jun-14	1-Jul-14
Buy 	399	   20.663	26-Jun-14	1-Jul-14
Buy 	2234	   20.663	26-Jun-14	1-Jul-14
Buy 	250	   20.6914	26-Jun-14	1-Jul-14
Buy 	250	   20.6914	26-Jun-14	1-Jul-14
Buy 	1400	   20.6914	26-Jun-14	1-Jul-14
Buy 	600	   20.6914	26-Jun-14	1-Jul-14
Buy 	400	   20.6234	26-Jun-14	1-Jul-14
Buy 	400	   20.6234	26-Jun-14	1-Jul-14
Buy 	960	   20.6234	26-Jun-14	1-Jul-14
Buy 	2240	   20.6235	26-Jun-14	1-Jul-14
Buy 	201	   20.675	27-Jun-14	2-Jul-14
Buy 	201	   20.675	27-Jun-14	2-Jul-14
Buy 	483	   20.675	27-Jun-14	2-Jul-14
Buy 	1126	   20.675	27-Jun-14	2-Jul-14
Buy 	243	   20.6583	27-Jun-14	2-Jul-14
Buy 	1361	   20.6583	27-Jun-14	2-Jul-14
Buy 	243	   20.6583	27-Jun-14	2-Jul-14
Buy 	583	   20.6583	27-Jun-14	2-Jul-14
Buy 	290	   20.6193	27-Jun-14	2-Jul-14
Buy 	290	   20.6193	27-Jun-14	2-Jul-14
Buy 	696	   20.6193	27-Jun-14	2-Jul-14
Buy 	1624	   20.6193	27-Jun-14	2-Jul-14
Buy 	240	   20.6678	30-Jun-14	3-Jul-14
Buy 	576	   20.6678	30-Jun-14	3-Jul-14
Buy 	240	   20.6678	30-Jun-14	3-Jul-14
Buy 	40	   20.64	30-Jun-14	3-Jul-14
Buy 	1344	   20.6678	30-Jun-14	3-Jul-14
Buy 	96	   20.64	30-Jun-14	3-Jul-14
Buy 	40	   20.64	30-Jun-14	3-Jul-14
Buy 	217	   20.7004	30-Jun-14	3-Jul-14
Buy 	224	   20.64	30-Jun-14	3-Jul-14
Buy 	521	   20.7004	30-Jun-14	3-Jul-14
Buy 	217	   20.7004	30-Jun-14	3-Jul-14
Buy 	1215	   20.7004	30-Jun-14	3-Jul-14
Buy 	100	   20.677	1-Jul-14	7-Jul-14
Buy 	100	   20.677	1-Jul-14	7-Jul-14
Buy 	560	   20.677	1-Jul-14	7-Jul-14
Buy 	240	   20.677	1-Jul-14	7-Jul-14
Buy 	70	   20.64	1-Jul-14	7-Jul-14
Buy 	70	   20.64	1-Jul-14	7-Jul-14
Buy 	392	   20.64	1-Jul-14	7-Jul-14
Buy 	168	   20.64	1-Jul-14	7-Jul-14
Buy 	70	   20.59	1-Jul-14	7-Jul-14
Buy 	70	   20.59	1-Jul-14	7-Jul-14
Buy 	168	   20.59	1-Jul-14	7-Jul-14
Buy 	60	   20.56	1-Jul-14	7-Jul-14
Buy 	392	   20.59	1-Jul-14	7-Jul-14
Buy 	60	   20.56	1-Jul-14	7-Jul-14
Buy 	144	   20.56	1-Jul-14	7-Jul-14
Buy 	336	   20.56	1-Jul-14	7-Jul-14
Buy 	140	   20.7261	1-Jul-14	7-Jul-14
Buy 	336	   20.7261	1-Jul-14	7-Jul-14
Buy 	140	   20.7261	1-Jul-14	7-Jul-14
Buy 	784	   20.7261	1-Jul-14	7-Jul-14
Buy 	20	   20.86	2-Jul-14	8-Jul-14
Buy 	20	   20.86	2-Jul-14	8-Jul-14
Buy 	48	   20.86	2-Jul-14	8-Jul-14
Buy 	112	   20.86	2-Jul-14	8-Jul-14
Buy 	270	   21.3695	2-Jul-14	8-Jul-14
Buy 	270	   21.3695	2-Jul-14	8-Jul-14
Buy 	648	   21.3695	2-Jul-14	8-Jul-14
Buy 	1512	   21.3695	2-Jul-14	8-Jul-14
Buy 	10000	   21.3017	3-Jul-14	9-Jul-14
Buy 	59	   21.22	3-Jul-14	9-Jul-14
Buy 	59	   21.22	3-Jul-14	9-Jul-14
Buy 	153	   21.22	3-Jul-14	9-Jul-14
Buy 	191	   21.269	3-Jul-14	9-Jul-14
Buy 	329	   21.22	3-Jul-14	9-Jul-14
Buy 	498	   21.269	3-Jul-14	9-Jul-14
Buy 	191	   21.269	3-Jul-14	9-Jul-14
Buy 	10402	   21.33	3-Jul-14	9-Jul-14
Buy 	1072	   21.269	3-Jul-14	9-Jul-14
Buy 	490	   21.2994	3-Jul-14	9-Jul-14
Buy 	490	   21.2994	3-Jul-14	9-Jul-14
Buy 	1276	   21.2994	3-Jul-14	9-Jul-14
Buy 	2744	   21.2994	3-Jul-14	9-Jul-14
Buy 	392	   21.2106	7-Jul-14	10-Jul-14
Buy 	392	   21.2106	7-Jul-14	10-Jul-14
Buy 	1020	   21.2106	7-Jul-14	10-Jul-14
Buy 	29	   21.12	7-Jul-14	10-Jul-14
Buy 	2196	   21.2106	7-Jul-14	10-Jul-14
Buy 	77	   21.12	7-Jul-14	10-Jul-14
Buy 	29	   21.12	7-Jul-14	10-Jul-14
Buy 	165	   21.12	7-Jul-14	10-Jul-14
Buy 	387	   21.2676	7-Jul-14	10-Jul-14
Buy 	387	   21.2676	7-Jul-14	10-Jul-14
Buy 	2168	   21.2676	7-Jul-14	10-Jul-14
Buy 	1004	   21.2676	7-Jul-14	10-Jul-14
Buy 	392	   21.0951	8-Jul-14	11-Jul-14
Buy 	392	   21.0951	8-Jul-14	11-Jul-14
Buy 	2196	   21.0951	8-Jul-14	11-Jul-14
Buy 	1020	   21.0951	8-Jul-14	11-Jul-14
Buy 	475	   21.0781	8-Jul-14	11-Jul-14
Buy 	475	   21.0781	8-Jul-14	11-Jul-14
Buy 	1237	   21.0781	8-Jul-14	11-Jul-14
Buy 	2664	   21.0781	8-Jul-14	11-Jul-14
Buy 	98	   21.018	8-Jul-14	11-Jul-14
Buy 	98	   21.018	8-Jul-14	11-Jul-14
Buy 	255	   21.018	8-Jul-14	11-Jul-14
Buy 	549	   21.018	8-Jul-14	11-Jul-14
Buy 	387	   21.0927	8-Jul-14	11-Jul-14
Buy 	387	   21.0927	8-Jul-14	11-Jul-14
Buy 	1004	   21.0927	8-Jul-14	11-Jul-14
Buy 	2168	   21.0927	8-Jul-14	11-Jul-14
Buy 	482	   21.1185	9-Jul-14	14-Jul-14
Buy 	482	   21.1185	9-Jul-14	14-Jul-14
Buy 	1250	   21.1185	9-Jul-14	14-Jul-14
Buy 	2689	   21.1185	9-Jul-14	14-Jul-14
Buy 	147	   21.0687	9-Jul-14	14-Jul-14
Buy 	147	   21.0687	9-Jul-14	14-Jul-14
Buy 	383	   21.0687	9-Jul-14	14-Jul-14
Buy 	823	   21.0687	9-Jul-14	14-Jul-14
Buy 	490	   21.0847	10-Jul-14	15-Jul-14
Buy 	490	   21.0847	10-Jul-14	15-Jul-14
Buy 	2745	   21.0847	10-Jul-14	15-Jul-14
Buy 	1275	   21.0847	10-Jul-14	15-Jul-14
Buy 	490	   21.0642	10-Jul-14	15-Jul-14
Buy 	490	   21.0642	10-Jul-14	15-Jul-14
Buy 	2745	   21.0642	10-Jul-14	15-Jul-14
Buy 	1275	   21.0642	10-Jul-14	15-Jul-14
Buy 	49	   21.02	10-Jul-14	15-Jul-14
Buy 	49	   21.02	10-Jul-14	15-Jul-14
Buy 	128	   21.02	10-Jul-14	15-Jul-14
Buy 	343	   21.0823	10-Jul-14	15-Jul-14
Buy 	274	   21.02	10-Jul-14	15-Jul-14
Buy 	891	   21.0823	10-Jul-14	15-Jul-14
Buy 	343	   21.0823	10-Jul-14	15-Jul-14
Buy 	1923	   21.0823	10-Jul-14	15-Jul-14
Buy 	490	   21.0388	11-Jul-14	16-Jul-14
Buy 	490	   21.0388	11-Jul-14	16-Jul-14
Buy 	2745	   21.0388	11-Jul-14	16-Jul-14
Buy 	1275	   21.0388	11-Jul-14	16-Jul-14
Buy 	490	   21.035	11-Jul-14	16-Jul-14
Buy 	490	   21.035	11-Jul-14	16-Jul-14
Buy 	2745	   21.035	11-Jul-14	16-Jul-14
Buy 	1275	   21.035	11-Jul-14	16-Jul-14
Buy 	372	   21.0155	11-Jul-14	16-Jul-14
Buy 	372	   21.0155	11-Jul-14	16-Jul-14
Buy 	969	   21.0155	11-Jul-14	16-Jul-14
Buy 	2087	   21.0155	11-Jul-14	16-Jul-14
Buy 	442	   21.0346	11-Jul-14	16-Jul-14
Buy 	1146	   21.0346	11-Jul-14	16-Jul-14
Buy 	442	   21.0346	11-Jul-14	16-Jul-14
Buy 	2470	   21.0346	11-Jul-14	16-Jul-14
Buy 	147	   21.099	14-Jul-14	17-Jul-14
Buy 	147	   21.099	14-Jul-14	17-Jul-14
Buy 	383	   21.099	14-Jul-14	17-Jul-14
Buy 	511	   21.1263	14-Jul-14	17-Jul-14
Buy 	823	   21.099	14-Jul-14	17-Jul-14
Buy 	1324	   21.1263	14-Jul-14	17-Jul-14
Buy 	511	   21.1263	14-Jul-14	17-Jul-14
Buy 	2854	   21.1263	14-Jul-14	17-Jul-14
Buy 	69	   21.1164	15-Jul-14	18-Jul-14
Buy 	69	   21.1164	15-Jul-14	18-Jul-14
Buy 	179	   21.1164	15-Jul-14	18-Jul-14
Buy 	333	   21.1607	15-Jul-14	18-Jul-14
Buy 	383	   21.1164	15-Jul-14	18-Jul-14
Buy 	333	   21.1607	15-Jul-14	18-Jul-14
Buy 	866	   21.1607	15-Jul-14	18-Jul-14
Buy 	1868	   21.1607	15-Jul-14	18-Jul-14
Buy 	735	   21.1495	16-Jul-14	21-Jul-14
Buy 	1911	   21.1495	16-Jul-14	21-Jul-14
Buy 	735	   21.1495	16-Jul-14	21-Jul-14
Buy 	529	   21.1576	16-Jul-14	21-Jul-14
Buy 	4119	   21.1495	16-Jul-14	21-Jul-14
Buy 	529	   21.1576	16-Jul-14	21-Jul-14
Buy 	1376	   21.1576	16-Jul-14	21-Jul-14
Buy 	2966	   21.1576	16-Jul-14	21-Jul-14
Buy 	97	   21.12	16-Jul-14	21-Jul-14
Buy 	97	   21.12	16-Jul-14	21-Jul-14
Buy 	252	   21.12	16-Jul-14	21-Jul-14
Buy 	543	   21.12	16-Jul-14	21-Jul-14
Buy 	949	   21.165	17-Jul-14	22-Jul-14
Buy 	949	   21.165	17-Jul-14	22-Jul-14
Buy 	2468	   21.165	17-Jul-14	22-Jul-14
Buy 	5314	   21.165	17-Jul-14	22-Jul-14
Buy 	69	   21.1129	17-Jul-14	22-Jul-14
Buy 	69	   21.1129	17-Jul-14	22-Jul-14
Buy 	383	   21.1129	17-Jul-14	22-Jul-14
Buy 	179	   21.1129	17-Jul-14	22-Jul-14
Buy 	20	   21.07	17-Jul-14	22-Jul-14
Buy 	20	   21.07	17-Jul-14	22-Jul-14
Buy 	109	   21.07	17-Jul-14	22-Jul-14
Buy 	51	   21.07	17-Jul-14	22-Jul-14
Buy 	639	   21.1779	17-Jul-14	22-Jul-14
Buy 	639	   21.1779	17-Jul-14	22-Jul-14
Buy 	1660	   21.1779	17-Jul-14	22-Jul-14
Buy 	3573	   21.1779	17-Jul-14	22-Jul-14
Buy 	489	   21.087	18-Jul-14	23-Jul-14
Buy 	489	   21.087	18-Jul-14	23-Jul-14
Buy 	2748	   21.087	18-Jul-14	23-Jul-14
Buy 	1274	   21.087	18-Jul-14	23-Jul-14
Buy 	479	   21.0784	18-Jul-14	23-Jul-14
Buy 	479	   21.0784	18-Jul-14	23-Jul-14
Buy 	1249	   21.0784	18-Jul-14	23-Jul-14
Buy 	2693	   21.0784	18-Jul-14	23-Jul-14
Buy 	902	   21.0517	18-Jul-14	23-Jul-14
Buy 	2346	   21.0517	18-Jul-14	23-Jul-14
Buy 	902	   21.0517	18-Jul-14	23-Jul-14
Buy 	205	   21.0198	18-Jul-14	23-Jul-14
Buy 	5050	   21.0517	18-Jul-14	23-Jul-14
Buy 	205	   21.0198	18-Jul-14	23-Jul-14
Buy 	535	   21.0198	18-Jul-14	23-Jul-14
Buy 	432	   21.0868	18-Jul-14	23-Jul-14
Buy 	1155	   21.0198	18-Jul-14	23-Jul-14
Buy 	1126	   21.0868	18-Jul-14	23-Jul-14
Buy 	432	   21.0868	18-Jul-14	23-Jul-14
Buy 	2430	   21.0868	18-Jul-14	23-Jul-14
Buy 	411	   21.2064	21-Jul-14	24-Jul-14
Buy 	411	   21.2064	21-Jul-14	24-Jul-14
Buy 	1070	   21.2064	21-Jul-14	24-Jul-14
Buy 	2308	   21.2064	21-Jul-14	24-Jul-14
Buy 	20	   21.12	21-Jul-14	24-Jul-14
Buy 	20	   21.12	21-Jul-14	24-Jul-14
Buy 	51	   21.12	21-Jul-14	24-Jul-14
Buy 	109	   21.12	21-Jul-14	24-Jul-14
Buy 	346	   21.2086	21-Jul-14	24-Jul-14
Buy 	346	   21.2086	21-Jul-14	24-Jul-14
Buy 	892	   21.2086	21-Jul-14	24-Jul-14
Buy 	1916	   21.2086	21-Jul-14	24-Jul-14
Buy 	49	   21.363	22-Jul-14	25-Jul-14
Buy 	49	   21.363	22-Jul-14	25-Jul-14
Buy 	127	   21.363	22-Jul-14	25-Jul-14
Buy 	275	   21.363	22-Jul-14	25-Jul-14
Buy 	59	   21.42	23-Jul-14	28-Jul-14
Buy 	59	   21.42	23-Jul-14	28-Jul-14
Buy 	153	   21.42	23-Jul-14	28-Jul-14
Buy 	329	   21.42	23-Jul-14	28-Jul-14
Buy 	531	   21.491	23-Jul-14	28-Jul-14
Buy 	1377	   21.491	23-Jul-14	28-Jul-14
Buy 	531	   21.491	23-Jul-14	28-Jul-14
Buy 	2961	   21.491	23-Jul-14	28-Jul-14
Buy 	980	   21.407	24-Jul-14	29-Jul-14
Buy 	980	   21.407	24-Jul-14	29-Jul-14
Buy 	2550	   21.407	24-Jul-14	29-Jul-14
Buy 	5490	   21.407	24-Jul-14	29-Jul-14
Buy 	921	   21.4138	24-Jul-14	29-Jul-14
Buy 	921	   21.4138	24-Jul-14	29-Jul-14
Buy 	2396	   21.4138	24-Jul-14	29-Jul-14
Buy 	5162	   21.4138	24-Jul-14	29-Jul-14
Buy 	392	   21.3659	25-Jul-14	30-Jul-14
Buy 	392	   21.3659	25-Jul-14	30-Jul-14
Buy 	1019	   21.3659	25-Jul-14	30-Jul-14
Buy 	981	   21.4136	25-Jul-14	30-Jul-14
Buy 	2197	   21.3659	25-Jul-14	30-Jul-14
Buy 	981	   21.4136	25-Jul-14	30-Jul-14
Buy 	5490	   21.4136	25-Jul-14	30-Jul-14
Buy 	2548	   21.4136	25-Jul-14	30-Jul-14
Buy 	245	   21.4138	28-Jul-14	31-Jul-14
Buy 	245	   21.4138	28-Jul-14	31-Jul-14
Buy 	637	   21.4138	28-Jul-14	31-Jul-14
Buy 	1373	   21.4138	28-Jul-14	31-Jul-14
Buy 	196	   21.4383	28-Jul-14	31-Jul-14
Buy 	196	   21.4383	28-Jul-14	31-Jul-14
Buy 	510	   21.4383	28-Jul-14	31-Jul-14
Buy 	1098	   21.4383	28-Jul-14	31-Jul-14
Buy 	20	   21.52	29-Jul-14	1-Aug-14
Buy 	20	   21.52	29-Jul-14	1-Aug-14
Buy 	51	   21.52	29-Jul-14	1-Aug-14
Buy 	109	   21.52	29-Jul-14	1-Aug-14
Buy 	108	   21.5682	29-Jul-14	1-Aug-14
Buy 	108	   21.5682	29-Jul-14	1-Aug-14
Buy 	603	   21.5682	29-Jul-14	1-Aug-14
Buy 	281	   21.5682	29-Jul-14	1-Aug-14
Buy 	9804	   21.5994	29-Jul-14	1-Aug-14
Buy 	9804	   21.5994	29-Jul-14	1-Aug-14
Buy 	25490	   21.5994	29-Jul-14	1-Aug-14
Buy 	54902	   21.5994	29-Jul-14	1-Aug-14
Buy 	363	   21.5601	30-Jul-14	4-Aug-14
Buy 	943	   21.5601	30-Jul-14	4-Aug-14
Buy 	363	   21.5601	30-Jul-14	4-Aug-14
Buy 	2031	   21.5601	30-Jul-14	4-Aug-14
Buy 	206	   21.5193	30-Jul-14	4-Aug-14
Buy 	206	   21.5193	30-Jul-14	4-Aug-14
Buy 	1153	   21.5193	30-Jul-14	4-Aug-14
Buy 	535	   21.5193	30-Jul-14	4-Aug-14
Buy 	1000	   21.6035	30-Jul-14	4-Aug-14
Buy 	1000	   21.6035	30-Jul-14	4-Aug-14
Buy 	2601	   21.6035	30-Jul-14	4-Aug-14
Buy 	5599	   21.6035	30-Jul-14	4-Aug-14
Buy 	980	   21.5572	30-Jul-14	4-Aug-14
Buy 	2549	   21.5572	30-Jul-14	4-Aug-14
Buy 	980	   21.5572	30-Jul-14	4-Aug-14
Buy 	5491	   21.5572	30-Jul-14	4-Aug-14
Buy 	137	   21.462	31-Jul-14	5-Aug-14
Buy 	137	   21.462	31-Jul-14	5-Aug-14
Buy 	357	   21.462	31-Jul-14	5-Aug-14
Buy 	769	   21.462	31-Jul-14	5-Aug-14
Buy 	1470	   21.5598	31-Jul-14	5-Aug-14
Buy 	1470	   21.5598	31-Jul-14	5-Aug-14
Buy 	3824	   21.5598	31-Jul-14	5-Aug-14
Buy 	8236	   21.5598	31-Jul-14	5-Aug-14
Buy 	706	   21.5122	31-Jul-14	5-Aug-14
Buy 	706	   21.5122	31-Jul-14	5-Aug-14
Buy 	1836	   21.5122	31-Jul-14	5-Aug-14
Buy 	3952	   21.5122	31-Jul-14	5-Aug-14
Buy 	1392	   21.5838	31-Jul-14	5-Aug-14
Buy 	1392	   21.5838	31-Jul-14	5-Aug-14
Buy 	3620	   21.5838	31-Jul-14	5-Aug-14
Buy 	7796	   21.5838	31-Jul-14	5-Aug-14
Buy 	10	   21.57	1-Aug-14	6-Aug-14
Buy 	10	   21.57	1-Aug-14	6-Aug-14
Buy 	25	   21.57	1-Aug-14	6-Aug-14
Buy 	55	   21.57	1-Aug-14	6-Aug-14
Buy 	79	   21.62	1-Aug-14	6-Aug-14
Buy 	79	   21.62	1-Aug-14	6-Aug-14
Buy 	204	   21.62	1-Aug-14	6-Aug-14
Buy 	438	   21.62	1-Aug-14	6-Aug-14
Buy 	29	   21.62	4-Aug-14	7-Aug-14
Buy 	76	   21.62	4-Aug-14	7-Aug-14
Buy 	29	   21.62	4-Aug-14	7-Aug-14
Buy 	166	   21.62	4-Aug-14	7-Aug-14
Buy 	529	   21.6586	4-Aug-14	7-Aug-14
Buy 	529	   21.6586	4-Aug-14	7-Aug-14
Buy 	1376	   21.6586	4-Aug-14	7-Aug-14
Buy 	2966	   21.6586	4-Aug-14	7-Aug-14
Buy 	1540	   21.6198	5-Aug-14	8-Aug-14
Buy 	7145	   21.6198	5-Aug-14	8-Aug-14
Buy 	1540	   21.6198	5-Aug-14	8-Aug-14
Buy 	8625	   21.6198	5-Aug-14	8-Aug-14
Buy 	1	   21.6518	5-Aug-14	8-Aug-14
Buy 	1	   21.6518	5-Aug-14	8-Aug-14
Buy 	17455	   21.6518	5-Aug-14	8-Aug-14
Buy 	1923	   21.6189	6-Aug-14	11-Aug-14
Buy 	1923	   21.6189	6-Aug-14	11-Aug-14
Buy 	5385	   21.6189	6-Aug-14	11-Aug-14
Buy 	10769	   21.6189	6-Aug-14	11-Aug-14
Buy 	7168	   21.6372	6-Aug-14	11-Aug-14
Buy 	4765	   21.46	7-Aug-14	12-Aug-14
Buy 	4765	   21.46	7-Aug-14	12-Aug-14
Buy 	12388	   21.46	7-Aug-14	12-Aug-14
Buy 	26682	   21.46	7-Aug-14	12-Aug-14
Buy 	1923	   21.5473	7-Aug-14	12-Aug-14
Buy 	1923	   21.5473	7-Aug-14	12-Aug-14
Buy 	5385	   21.5473	7-Aug-14	12-Aug-14
Buy 	10769	   21.5473	7-Aug-14	12-Aug-14
Buy 	1923	   21.5311	7-Aug-14	12-Aug-14
Buy 	1923	   21.5311	7-Aug-14	12-Aug-14
Buy 	5385	   21.5311	7-Aug-14	12-Aug-14
Buy 	10769	   21.5311	7-Aug-14	12-Aug-14
Buy 	1923	   21.5058	7-Aug-14	12-Aug-14
Buy 	1923	   21.5058	7-Aug-14	12-Aug-14
Buy 	5385	   21.5058	7-Aug-14	12-Aug-14
Buy 	10769	   21.5058	7-Aug-14	12-Aug-14
Buy 	962	   21.5484	7-Aug-14	12-Aug-14
Buy 	962	   21.5484	7-Aug-14	12-Aug-14
Buy 	2692	   21.5484	7-Aug-14	12-Aug-14
Buy 	5384	   21.5484	7-Aug-14	12-Aug-14
Buy 	1923	   21.5059	8-Aug-14	13-Aug-14
Buy 	1923	   21.5059	8-Aug-14	13-Aug-14
Buy 	5385	   21.5059	8-Aug-14	13-Aug-14
Buy 	10769	   21.5059	8-Aug-14	13-Aug-14
Buy 	1923	   21.5051	8-Aug-14	13-Aug-14
Buy 	1923	   21.5051	8-Aug-14	13-Aug-14
Buy 	10769	   21.5051	8-Aug-14	13-Aug-14
Buy 	5385	   21.5051	8-Aug-14	13-Aug-14
Buy 	1923	   21.5089	8-Aug-14	13-Aug-14
Buy 	1923	   21.5089	8-Aug-14	13-Aug-14
Buy 	5385	   21.5089	8-Aug-14	13-Aug-14
Buy 	962	   21.507	8-Aug-14	13-Aug-14
Buy 	10769	   21.5089	8-Aug-14	13-Aug-14
Buy 	2692	   21.507	8-Aug-14	13-Aug-14
Buy 	962	   21.507	8-Aug-14	13-Aug-14
Buy 	5384	   21.507	8-Aug-14	13-Aug-14
Buy 	1923	   21.4395	11-Aug-14	14-Aug-14
Buy 	1923	   21.4395	11-Aug-14	14-Aug-14
Buy 	10769	   21.4395	11-Aug-14	14-Aug-14
Buy 	5385	   21.4395	11-Aug-14	14-Aug-14
Buy 	1827	   21.416	11-Aug-14	14-Aug-14
Buy 	1827	   21.416	11-Aug-14	14-Aug-14
Buy 	5116	   21.416	11-Aug-14	14-Aug-14
Buy 	10230	   21.416	11-Aug-14	14-Aug-14
Buy 	1612	   21.4543	11-Aug-14	14-Aug-14
Buy 	5466	   21.4543	11-Aug-14	14-Aug-14
Buy 	1612	   21.4543	11-Aug-14	14-Aug-14
Buy 	9035	   21.4543	11-Aug-14	14-Aug-14
Buy 	1894	   21.4058	12-Aug-14	15-Aug-14
Buy 	5304	   21.4058	12-Aug-14	15-Aug-14
Buy 	1894	   21.4058	12-Aug-14	15-Aug-14
Buy 	10608	   21.4058	12-Aug-14	15-Aug-14
Buy 	1077	   21.3658	12-Aug-14	15-Aug-14
Buy 	1077	   21.3658	12-Aug-14	15-Aug-14
Buy 	3016	   21.3658	12-Aug-14	15-Aug-14
Buy 	19	   21.32	12-Aug-14	15-Aug-14
Buy 	6030	   21.3658	12-Aug-14	15-Aug-14
Buy 	19	   21.32	12-Aug-14	15-Aug-14
Buy 	108	   21.32	12-Aug-14	15-Aug-14
Buy 	54	   21.32	12-Aug-14	15-Aug-14
Buy 	1058	   21.4037	12-Aug-14	15-Aug-14
Buy 	1058	   21.4037	12-Aug-14	15-Aug-14
Buy 	2961	   21.4037	12-Aug-14	15-Aug-14
Buy 	5923	   21.4037	12-Aug-14	15-Aug-14
Buy 	1442	   21.4058	13-Aug-14	18-Aug-14
Buy 	4037	   21.4058	13-Aug-14	18-Aug-14
Buy 	1442	   21.4058	13-Aug-14	18-Aug-14
Buy 	8079	   21.4058	13-Aug-14	18-Aug-14
Buy 	587	   21.37	13-Aug-14	18-Aug-14
Buy 	587	   21.37	13-Aug-14	18-Aug-14
Buy 	3284	   21.37	13-Aug-14	18-Aug-14
Buy 	1642	   21.37	13-Aug-14	18-Aug-14
Buy 	856	   21.4131	13-Aug-14	18-Aug-14
Buy 	856	   21.4131	13-Aug-14	18-Aug-14
Buy 	2395	   21.4131	13-Aug-14	18-Aug-14
Buy 	4793	   21.4131	13-Aug-14	18-Aug-14